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                                                                   EXHIBIT 4(B)

                                TRUST AGREEMENT


THIS TRUST AGREEMENT is entered into as of this 12th day of February, 1996 (this "Agreement"), between FIRST CHICAGO TRUST COMPANY OF NEW YORK, a New York Corporation ("Trustee"), and AMOCO CORPORATION, an Indiana Corporation ("Amoco"), with respect to the AMOCO DIRECT ACCESS PLAN (the "Plan"):

                                R E C I T A L S

     A. Trustee is a limited purpose trust company organized and existing under the laws of the State of New York.

     B. Amoco is a corporation organized and existing under the laws of the State of Indiana, with its principal executive offices in Chicago, Illinois. Amoco has heretofore engaged First Chicago Trust Company of New York as its administrator of its Automatic Dividend Reinvestment Plan ("DRIP").

     C. Amoco has adopted the Plan, a direct stock purchase plan, which will replace the DRIP.

     D. Concurrent with the effectiveness of this Agreement Amoco will appoint First Chicago Trust Company of New York as administrator of the Plan ("Plan Administrator").

NOW, THEREFORE, Amoco and Trustee agree as follows:

     SECTION 1. Amoco hereby confirms the establishment with the Trustee of a trust with respect to the Book Shares in the Plan (the "Trust Property"). It shall be the duty of the Trustee to arrange or cause the arrangement for a nominee to be the Record Shareholder of Book Shares under the Plan. It shall also be the duty of the Trustee to arrange for the execution of instructions whereby participants exercise voting and/or dispositive authority over Book Shares held in their Plan Accounts. "Dispositive" instructions are instructions to sell or to certificate Book Shares. In causing the "arrangements" called for in this Section 1, the Trustee may appoint or otherwise coordinate activities with the Plan Administrator such that the Plan Administrator establishes the nominee and executes the instructions; provided, however, that the Plan Administrator's liability shall be established solely under its agreement dated as of February 12, 1996 with Amoco regarding administration of the Plan and that the Plan Administrator, as Plan Administrator, shall be subject to no liability under this Agreement.

     SECTION 2. The Trustee shall not have any duty or obligation to manage, make any payment with respect to, register, record, control, use, sell, dispose of or otherwise deal with the Trust Property or any other part thereof, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Trustee is a party, except as expressly provided by the terms of this Agreement or in any instruction received by the Trustee from the Plan Administrator or Amoco; and no implied duties or obligations shall be read into this Agreement against the Trustee. The Trustee may rely and may act immediately on any instruction it receives from the Plan Administrator that relates to the Trust Property or this Agreement, and may do so without obligation to inquire into the validity or authority underlying any such instruction.


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     SECTION 3.  The Trustee shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Trust Property except (i) in accordance with the powers granted to, and the authority conferred upon, the Trustee pursuant to this Agreement including without limitation, by participants as provided in this Agreement, and (ii) in accordance with the express terms hereof or with any instruction delivered to the Trustee by the Plan Administrator or Amoco.

     SECTION 4. The expenses incurred by the Trustee in the performance of its duties, such compensation to the Trustee as may be agreed upon in writing from time to time between the Trustee and Amoco, and all other proper charges and disbursements of the Trustee, shall be paid by Amoco.

     SECTION 5. The Trustee shall discharge its duties under this Agreement solely in the interest of the participants in the Plan and (i) in good faith and with due diligence, observing commercially reasonable care and (ii) in accordance with the provisions of this Agreement. The Trustee agrees to comply with all relevant federal, state, stock exchange, and other legal requirements pertinent to its duties under this Agreement.

     SECTION 6. The Trustee will not be responsible for the administration of the Plan or for its validity or effect. Amoco will at all times fully indemnify and save harmless the Trustee and its successors and assigns, from any liability arising from, actions taken or not taken, and from any other liability directly related to this Agreement, except that Amoco will not be required to indemnify and save harmless the Trustee from any liability arising out of the Trustee's willful misconduct, bad faith, negligence or failure to perform up to the standard of care described in Section 5 hereof.

     SECTION 7. (a) The Trustee shall report to Amoco and the Plan Administrator promptly, from time to time as the Plan Administrator and Amoco may request, regarding the carrying out of its duties under this Agreement.

     (b) The Trustee agrees that all information received from Amoco or the Plan Administrator pursuant to this Agreement shall be considered and kept as confidential information and agrees that said information shall not be divulged to any person, firm, corporation, or any other entity except upon the direct written authorization of Amoco or as required by judicial or regulatory authorities. The Trustee shall not make personal use of, or indirectly furnish or divulge, any such confidential or proprietary information. The requirements with respect to the confidential and proprietary nature of information set forth herein shall not cease but shall survive the termination of this Agreement.

     (c) In the case of any requests or demands for the inspection of any records of the Trust Property, the Trustee will notify Amoco and secure instructions from an authorized officer of Amoco as to such inspection. Notwithstanding the foregoing, the Trustee may respond promptly to the requests and demands of regulatory authorities in the manner the Trustee considers appropriate under the circumstances pending instructions from Amoco.

     SECTION 8. The Trustee may be removed by Amoco at any time upon one-hundred twenty (120) days' notice in writing to the Trustee. The Trustee may resign at any time upon one-hundred twenty (120) days' notice in writing to Amoco. Upon such removal or resignation of the Trustee, Amoco shall appoint a successor trustee who shall have the same duties as those conferred upon the Trustee hereunder and who shall have assets of not less than $10 million, and, upon acceptance of such appointment by the successor


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trustee, the Trustee shall assign, transfer and pay over to such successor trustee the property then constituting the Trust Property.

     SECTION 9. Amoco reserves the right at any time and from time to time to amend in whole or in part, any or all of the provisions of this Agreement, the Plan or the Prospectus by notice thereof in writing delivered by Amoco to the Trustee; provided that no such amendment which affects the duties, standard of care, or indemnity of the Trustee may be made without its consent.

     SECTION 10. Unless otherwise defined, capitalized terms used throughout this Agreement shall have the same meanings as defined in the Plan.

     SECTION 11. This Agreement shall be administered, construed and enforced according to the laws of the State of Illinois.

     SECTION 12. This Agreement shall be effective as of the effective date of the Plan.

     SECTION 13. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Trustee without Amoco's express, prior written consent, which may be withheld for any reason. This Agreement shall be binding upon the parties and their respective permitted successors and assigns.

     SECTION 14. Any notice required to be given under this Agreement shall be sent via certified or registered mail or courier service to the respective parties at the following addresses:

     To Amoco:
     Paula J. Clayton, Esq.
     Assistant Secretary
     Mail Code 2101
     Amoco Corporation
     200 East Randolph Drive
     Chicago, Illinois  60601
     Phone: (312) 856-2671

     To the Trustee:
     Mr. Peter F. Sablich
     Vice President
     First Chicago Trust Company of New York
     One First National Plaza
     Suite 0123
     Chicago, Illinois  60670
     Phone: (312) 407-4706

Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, one the date actually received. Any party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective.


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     SECTION 15. (a)  This Agreement, constitutes the entire understanding and agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

     (b) In the event any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will be unimpaired, and the invalid or unenforceable provision will be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the parties regarding the invalid or unenforceable provision. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid pursuant to applicable laws. If any provisions of this Agreement shall be prohibited by or invalid pursuant to applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     (c) Except as otherwise provided herein, no change or addition to, or deletion of, any portion of this Agreement shall be valid or binding unless made in writing and signed by the parties hereto.

     (d) No delay, omission or forbearance on the part of a party herein to exercise any right, option, duty or power arising out of any breach or default by another party hereto of any of the terms, provisions or covenants contained herein, shall constitute a waiver by the non-defaulting party to enforce any such right, option, duty or power as against the defaulting party or as to a subsequent breach or default of the defaulting party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized and attested as of this 12th day of February, 1996.

Attest:                                           AMOCO CORPORATION



Paula J. Clayton                                  By  P. A. Brandin
                                                  Its: Corporate Secretary


Attest:                                           FIRST CHICAGO TRUST COMPANY OF
                                                       NEW YORK



Thomas Grayman                                    By  Joseph F. Spadaford
                                                  Its: President


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